UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2013

FIDELITY D & D BANCORP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	333-90273	23-3017653
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Blakely and Drinker Streets, Dunmore, PA	18512
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (570) 342-8281

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FIDELITY D & D BANCORP, INC.

CURRENT REPORT ON FORM 8-K

ITEM 2.02. RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On January 30, 2013, Fidelity D & D Bancorp, Inc. issued a press release describing its results of operations for the quarter and year-to-date ended December 31, 2012 and furnished to the Securities and Exchange Commission these financial results on a Current Report on Form 8-K on January 30, 2013 (the “Initial Report”).

Subsequent to the Initial Report, the Company learned of additional information which confirmed a lower collateral value for an impaired commercial real-estate loan. As a result, the Company revised its original impairment analysis estimate as December 31, 2012 to include the revised collateral value and provided a pre-tax $0.6 million provision for loan losses to increase the allowance for loan losses to the requisite level as of December 31, 2012. The updated after tax effect reduced net income by $0.4 million for the three months ended December 31, 2012. Accounting standards (ASC 855-10) require the Company to consider events occurring after the reporting period up until the time its financial statements are issued. If such events provide evidence about a condition that existed at the reporting period, it should be recorded in that period. The Company evaluated these 2013 developments and determined that the additional provision for loan losses should be recorded as of December 31, 2012 in accordance with this standard.

The Company has revised certain financial information furnished with the Initial Report to give effect to the additional provision for loan losses, which are attached hereto, within a copy of the related press release being furnished as Exhibit 99.1 to this Form 8-K.

The information in this Item 2.02 is being furnished and Exhibit 99.1 of this Current Report on Form 8-K/A shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Copy of the Press Release, dated March 26, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIDELITY D & D BANCORP, INC.

Date: March 26, 2013	By:	/s/ Salvatore R. DeFrancesco, Jr.
Salvatore R. DeFrancesco, Jr.
Treasurer and Chief Financial Officer

EXHIBIT INDEX

EXHIBIT NO.

99.1	Copy of the Press Release, dated March 26, 2013.